                                                                    EXHIBIT 12


                             A. H. Belo Corporation
                Computation of Ratio of Earnings to Fixed Charges
                             (Dollars in thousands)


                                                                     Year Ended December 31,
                                             ----------------------------------------------------------------------
                                                1995           1996           1997           1998           1999
                                             ----------     ----------     ----------     ----------     ----------
Earnings:
   Earnings before income taxes
      and the cumulative effect
      of accounting changes                  $  111,014     $  144,040     $  154,122     $  130,460     $  276,453
   Add:  Total fixed charges                     32,089         29,009         94,069        112,082        116,032
   Less: Interest capitalized                       957            255            510          1,680          2,552
                                             ----------     ----------     ----------     ----------     ----------
          Adjusted earnings                  $  142,146     $  172,794     $  247,681     $  240,862     $  389,933
                                             ==========     ==========     ==========     ==========     ==========

Fixed Charges:
   Interest                                  $   30,944     $   27,898     $   91,288     $  109,318     $  113,160
   Portion of rental expense
      representative of the
      interest factor (1)                         1,145          1,111          2,781          2,764          2,872
                                             ----------     ----------     ----------     ----------     ----------
          Total fixed charges                $   32,089     $   29,009     $   94,069     $  112,082     $  116,032
                                             ==========     ==========     ==========     ==========     ==========

Ratio of Earnings to Fixed Charges                 4.43x          5.96x          2.63x          2.15x          3.36x
                                             ==========     ==========     ==========     ==========     ==========


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(1)  For purposes of calculating fixed charges, an interest factor of one third was applied to total rent expense for the period indicated.